Exhibit 10.2

INVESTMENT AGREEMENT

by and between

SEARCHLIGHT II MLN, L.P.

and

RINGCENTRAL, INC.

Dated as of November 8, 2021

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

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Exhibits
Certificate of Designations	Exhibit A
Investor Rights Agreement	Exhibit B

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INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT, dated as of November 8, 2021 (this “Agreement”), is between RingCentral, Inc., a Delaware corporation (the “Company”), and Searchlight II MLN, L.P. (the “Investor”).

WHEREAS, the Company desires to issue, sell and deliver to the Investor, and the Investor desires to purchase and acquire from the Company, pursuant to the terms and subject to the conditions set forth in this Agreement, an aggregate of 200,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), having the powers, preferences and rights, and the qualifications, limitations and restrictions, as set forth in the Certificate of Designations attached hereto as Exhibit A, which has been duly adopted and filed with the Secretary of State of the State of Delaware (the “Certificate of Designations”); and

WHEREAS, at the Closing, in connection with the transactions contemplated hereby, the Company and the Investor are entering into the Investor Rights Agreement attached hereto as Exhibit B (the “Investor Rights Agreement”) and the Registration Rights Agreement attached hereto as Exhibit C.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions.

(a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Action” means any action, hearing, claim, demand, suit, litigation, subpoena or investigation or proceeding of any nature, whether civil, criminal or regulatory, in law or in equity, or otherwise, by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; provided that, with respect to the Investor and its Affiliates, “Affiliate” shall not include any portfolio company or investment fund, vehicle or similar entity affiliated with Searchlight Capital Partners, L.P., other than for purposes of Section 7.10 (Assignment) or for purposes of uses of the term “Non-Recourse Parties” with respect to the Investor and its Affiliates; provided, further, that the preceding proviso shall not apply to MLN TopCo Ltd., Mitel Networks, Inc. and each of their respective Subsidiaries; provided, further, that the Investor and its Affiliates shall be deemed not to be an Affiliate of the Company or any of its Subsidiaries and the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), any rules or regulations thereunder, the U.S. Travel Act, the United Kingdom Bribery Act of 2010, the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other Laws concerning anti-corruption, anti-bribery, or money laundering applicable to the Company or any of its Subsidiaries.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York or San Francisco, California are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended and restated from time to time.

“Capitalization Date” has the meaning set forth in Section 3.02(a).

“Certificate of Designations” has the meaning set forth in the recitals hereto.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as may be amended and restated from time to time.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Closing” has the meaning set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning set forth in the preamble hereto.

“Company Charter Documents” means the Certificate of Incorporation and the Bylaws.

“Company Intellectual Property” means any Intellectual Property that is owned in whole or in part or purported to be owned in whole or in part, by the Company or any of its Subsidiaries.

“Company Equity Awards” means each compensatory equity award granted by the Company, whether granted under a Company Stock Plan or otherwise, that relates to Class A Common Stock.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Registered Intellectual Property” means all the Intellectual Property that is the subject of an application or registration issued, filed with, or recorded by any Governmental Entity or domain name registrar which is owned in whole or in part by, or with respect to which a pending application has been filed by and in the name of, the Company or any of its Subsidiaries.

“Company Securities” has the meaning set forth in Section 3.02(d).

“Company Stock Plan” means the Company’s 2003 Equity Incentive Plan, the Company’s 2010 Equity Incentive Plan, the Company’s 2013 Incentive Equity Plan and the Company’s Amended and Restated Employee Stock Purchase Plan.

“Contract” has the meaning set forth in Section 3.03(b).

“Conversion Shares” means the Class A Common Stock issuable upon the conversion of the Preferred Shares.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks.

“DGCL” means the General Corporation Law of the State of Delaware.

“Enforceability Exceptions” has the meaning set forth in Section 3.03(a).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud” means actual common law fraud in the making of a representation, warranty, or other statement committed by a Person making such representation, warranty, or statement with the intent to deceive another Person, and to induce any Person to enter into this Agreement or any Related Agreement and requires (a) a false representation, warranty, or statement of material fact; (b) actual knowledge or belief that such representation, warranty, or statement is false; (c) an intention to induce a such other Person to whom such representation, warranty, or statement was made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation, warranty, or statement to take or refrain from taking action; and (e) causing such Person or any party hereto to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against such Person committing such Fraud, it being understood that if a Representative of a party commits Fraud, then such party shall be deemed to have committed such Fraud.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 3.01, Section 3.02 and Section 3.03.

“GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

“Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Entity.

“Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, provincial, local, municipal, foreign or other government or supra national entity, regulatory or administrative authority, (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other judicial, tribunal or arbitral body), or (d) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including stock exchanges).

“Intellectual Property” means any rights protectable by applicable Law, throughout the world, in or to the following: (i) patents, utility models and applications therefor, including any reissues, divisionals, continuations, continuations-in-part, provisionals, renewals and extensions and counterparts thereof (“Patents”); (ii) copyrights, including in works of authorship (including Software), copyright registrations and applications therefor and any other rights thereto (“Copyrights”); (iii) trademarks, service marks, logos, trade names, trade dress rights and similar designation of origin and rights therein, and registrations and applications (including intent-to-use applications) for registration thereof, together with all of the goodwill associated with any of the foregoing; (iv) Copyrights or sui generis rights in databases and data collections (including knowledge databases, customer lists and customer databases); (v) domain names; (vi) social media usernames (e.g., Twitter handles) and the goodwill associated with any of the forgoing; (vii) trade secrets, rights in confidential information and know-how (“Trade Secrets”); (viii) any registrations of or applications to register any of the foregoing throughout the world; and (ix) all other intellectual property rights.

“Investor” has the meaning set forth in the preamble hereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge, as of the date of this Agreement, of Vlad Shmunis, Anand Eswaran, Mitesh Druv and John Marlow.

“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, regulation, published policy or requirement, or controlling principle of common law, or any order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any litigation, investigation, suit, claim, charge, action, demand, complaint, citation, summons, subpoena, audit, hearing, inquiry, proceeding, or mediation of any nature, whether at law or equity, judicial or administrative, by or before any Governmental Entity.

“Liens” means, with respect to any property or asset, any pledge, lien, charge, mortgage, deed of trust, lease, sublease, license, restriction, hypothecation, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, encumbrance, option to purchase or lease or otherwise acquire any interest, and security interest of any kind or nature whatsoever.

“Material Adverse Effect” means any change, event, development or occurrence (“Change”) that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following, and no Changes or effects arising out of or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) Changes in general economic conditions, or Changes in conditions in the global or international economy generally;

(ii) (A) Changes in conditions in the financial markets, credit markets or capital markets, including changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over the counter market;

(iii) Changes in conditions in the industries in which the Company and its Subsidiaries conduct business;

(iv) Changes in regulatory, legislative or political conditions;

(v) any acts of God, natural disasters, epidemics, pandemics or disease outbreaks (including COVID-19) or any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity), terrorism or military actions (including any escalation or general worsening of any of the foregoing);

(vi) the negotiation, execution or announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators,

Governmental Entities or vendors (it being understood and agreed that the foregoing shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions, including the representations and warranties contained in Section 3.03(b));

(vii) any action required to be taken pursuant to the express terms of this Agreement;

(viii) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing);

(ix) changes in the price or trading volume of the Common Stock (provided that the facts and circumstances giving rise to such changes may be taken into account in determining whether a Material Adverse Effect has occurred); and

(x) any failure by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (provided that the underlying cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred).

except, in the case of each of clauses (i), (ii), (iii), (iv), (v), and (viii), to the extent such Change has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange and its successors.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the financial statements in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) recorded leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that, individually or in the aggregate, do not, and would not reasonably be expected to, impair in any material respect the current use of the applicable property; (vii) any non-exclusive license to or covenant not to sue with respect to any Company Intellectual Property; (viii) liens pursuant to any Company indebtedness; and (ix) statutory, common law or contractual liens, or other encumbrances, of record securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any leased real property unless caused by the Company or any of its Subsidiaries.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity (or any department, agency, or political subdivision thereof), or any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Preferred Shares” has the meaning set forth in Section 2.01.

“Purchase Price” has the meaning set forth in Section 2.01

“Related Agreements” means the Certificate of Designations and the Investor Rights Agreement.

“Representative” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, officers, employees, agents, contractors, subcontractors, or other representatives of such Person and its Affiliates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means all schedules, forms, reports, statements, certifications, prospectuses, registration statements and documents with the SEC that have been required to be filed or furnished, as the case may be, by it pursuant to applicable Laws, together with all exhibits and schedules thereto and all information incorporated therein by reference.

“Securities Act” means the Securities Act of 1933.

“Series A Preferred Stock” has the meaning set forth in the recitals hereto.

“Software” means any and all computer programs, including any and all application software (including mobile digital applications), system software, firmware, middleware, assemblers, applets, compilers and binary libraries, and software implementations of algorithms, models and methodologies, whether in source code or object code form.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

“Tax” means any U.S. federal, state, local and non-U.S. taxes, including sales and use taxes, transaction privilege taxes, gross receipts taxes, income taxes, business and occupation taxes, social security taxes, payroll taxes, employment taxes, estimated taxes, real property taxes, stamp taxes, franchise taxes, transfer taxes, value added taxes, withholding taxes, unemployment taxes, and other similar charges in the nature of tax imposed by any Governmental Entity, together with any interest, penalties and additions to tax imposed thereon or with respect thereto.

“Tax Return” means any return, declaration, report, statement, or information return filed or required to be filed with a Governmental Entity with respect to Taxes, including any forms, elections or declarations of estimated Tax, and including any schedule or attachment thereto and any amendment thereof.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

“Transfer Tax” has the meaning set forth in Section 5.05(b).

ARTICLE II

Purchase and Sale

SECTION 2.01. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, the Investor agrees to purchase and acquire from the Company, and the Company agrees to issue, sell and deliver to the Investor, at the Closing, free and clear of any Liens (other than generally applicable restrictions on transfer under applicable securities Laws and restrictions contemplated under the Investor Rights Agreement), an aggregate of two-hundred thousand (200,000) shares of Series A Preferred Stock (the “Preferred Shares”) for a purchase price per Preferred Share equal to one-thousand dollars ($1,000). The aggregate purchase price of the Preferred Shares shall be two-hundred million dollars ($200,000,000) (the “Purchase Price”), payable by the Investor against delivery of the Preferred Shares at the Closing, in accordance with Section 2.02.

SECTION 2.02. Closing.

(a) The closing of the purchase by the Investor of the Preferred Shares (the “Closing”) shall take place at 4:00 p.m. (Prevailing Eastern Time) on November 9, 2021 by remote electronic exchange of documents or at such other time as shall be mutually agreed between the Company and the Investor.

(b) At the Closing, to effect the purchase and sale of the Preferred Shares, (i) the Investor shall pay or cause to be paid to the Company, by wire transfer to a bank account designated in writing by the Company prior to the date hereof, in immediately available funds, the Purchase Price for the Preferred Shares, (ii) the Company shall deliver to the Investor evidence of the Preferred Shares in book entry, and (iii) each of the Company and the Investor shall execute and deliver to the other the Investor Rights Agreement.

SECTION 2.03. Restrictive Legends. The book entry representing the Preferred Shares purchased hereunder shall bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS WHICH IS AVAILABLE.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THE PROVISIONS OF AN INVESTOR RIGHTS AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES DATED AS OF NOVEMBER 8, 2021. A COPY OF THE INVESTOR RIGHTS AGREEMENT MAY BE OBTAINED FROM THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES TO THE EXTENT PROVIDED THEREIN AND ANY TRANSFER IN VIOLATION OF THE INVESTOR RIGHTS AGREEMENT IS VOID AND OF NO EFFECT.”

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the Company SEC Reports filed on or after January 1, 2019 and at least two (2) Business Days prior to the date of this Agreement (provided that in no event shall any disclosures contained under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” that are not factual and/or historical in nature, any disclosure set forth in any “forward-looking statements” disclaimer or any other disclosures that are predictive, cautionary or forward-looking in nature that are included in any part of any Company SEC Report be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement) (it being agreed and understood that any matter disclosed in such Company SEC Report shall not be deemed disclosed for the purposes of Section 3.01, Section 3.02 and Section 3.03), or, subject to Section 7.12, in a corresponding identified schedule attached hereto (such schedules, collectively, the “Disclosure Schedules”), the Company represents and warrants to the Investor that:

SECTION 3.01. Organization; Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing pursuant to the DGCL. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, assets and rights, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has made available to Investor true, correct and complete copies of the Company Charter Documents, each as amended to the date hereof. The Company is not in violation of any provision of the Company Charter Documents.

(c) Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization. Each of the Subsidiaries of the Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.02. Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Class A Common Stock, (ii) 250,000,000 shares of Class B Common Stock, and (iii) 100,000,000 shares of Company Preferred Stock. As of September 23, 2021 (the “Capitalization Date”), there were (A) 82,087,514 shares of Class A Common Stock issued and outstanding; (B) 10,073,998 shares of Class B Common Stock issued and outstanding; (C) no shares of Company Preferred Stock issued and outstanding; and (D) zero (0) shares of Common Stock held by the Company as treasury shares. All issued and outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights and were issued in compliance with all applicable securities Laws.

(b) Series A Preferred Stock. Prior to the execution and delivery of this Agreement, the Company duly and validly adopted and filed the Certificate of Designations with the Secretary of State of the State of Delaware. The Preferred Shares are, and the Conversion Shares will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights and issued in compliance with all applicable securities Laws. The Preferred Shares are, and the Conversion Shares, when issued, will have the terms and conditions and entitle the holders thereof to the rights set forth in the Company Charter Documents, as amended by the Certificate of Designations. The shares of Class A Common Stock issuable upon conversion of the Preferred Shares have been duly reserved for issuance.

(c) Stock Reservation, Awards, Warrants and Convertible Notes. As of the Capitalization Date, the Company has reserved 31,707,538 shares of Class A Common Stock for issuance pursuant to the Company Stock Plans and there are 3,915,372 shares of Class A Common Stock underlying outstanding Company Equity Awards.

(d) Company Securities. Except as set forth in this Section 3.02 (including, for the avoidance of doubt, under the Company Stock Plans or the Company Equity Awards), as of the Capitalization Date, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, other than the Company’s 0% convertible senior notes due 2025 and the Company’s 0% convertible senior notes due 2026; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; and (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively, the “Company Securities”).

(e) Other Rights. There are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or (iii) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Common Stock.

SECTION 3.03. Authority; Non-contravention.

(a) The Company has the requisite corporate power and authority to (i) execute and deliver this Agreement and the Related Agreements; (ii) perform its covenants and obligations hereunder and thereunder; and (iii) consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements by the Company, the performance by the Company of its covenants and obligations hereunder and thereunder, and the consummation of the Transactions, have been duly authorized and approved by the Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the

Company of this Agreement and the Related Agreements, the performance by the Company of its covenants and obligations and the consummation of the Transactions. This Agreement and the Related Agreements have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Investor, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

(b) The execution and delivery of this Agreement and the Related Agreements by the Company, the performance by the Company of its covenants and obligations hereunder and thereunder, and the consummation of the Transactions do not and would not reasonably be expected to (i) violate or conflict with any provision of the Company Charter Documents; (ii) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any material loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement, arrangement or understanding (each, a “Contract”) to which the Company or any of its Subsidiaries is a party; (iii) assuming the Governmental Authorizations referred to in Section 3.04 are made and obtained, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impede or delay the consummation of the Transactions.

SECTION 3.04. Governmental Approvals. Except for (a) the approval of the Conversion Shares for listing on NYSE, subject to official notice of issuance and (b) the filing with the SEC of such current reports and other documents, if any, required to be filed with the SEC under the Exchange Act or Securities Act in connection with the Transactions, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity are necessary for the execution and delivery of this Agreement and the Related Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such consents, approvals, filings, licenses, permits, authorizations, declarations or registrations the failure of which to obtain, make or give, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impede or delay the consummation of the Transactions.

SECTION 3.05. Company SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2020, the Company has timely filed or furnished all SEC Reports (“Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) or in the case of registration statements, on the date of effectiveness thereof, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and/or the listing standards and rules of the securities exchange on which the Company was listed at the time of such filing, as the case may be, each as in effect on the date that such Company SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), or in the case of registration statements, on the date of effectiveness thereof, each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is, and since January 1, 2020 has been, in compliance in all material respects with the applicable provisions and requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the listing standards and rules of the securities exchange on which the Class A Common Stock traded. Since January 1, 2020, each principal executive officer and principal financial officer of the Company, as applicable, has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are true, correct and complete. There are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Reports or any registration statement filed by the Company and, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or investigation. No Subsidiary of the Company is, or since January 1, 2020 has been, required to file any forms, reports or documents with the SEC.

(b) The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Reports (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto during the periods and at the dates indicated (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis during the periods involved; and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates thereof or for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments described therein). None of the Company or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) that have not been so described in the Company SEC Reports.

(c) The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2020, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. Since January 1, 2020, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were true, correct and complete as of their filing dates. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) The Company has established and maintains a system of internal controls over financial reporting that are designed to ensure reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Since January 1, 2020, neither the Company nor, the Company’s independent registered public accounting firm has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal control over financial reporting, including the design and operation thereof, used by the Company and its Subsidiaries that has not been subsequently remediated; (y) any fraud or illegal act that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries; or (z) any claim or allegation regarding any of the foregoing. The Company’s auditors and the audit committee of the Board have identified or have been made aware of all matters described by the immediately preceding clauses (x) through (z).

(e) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities or obligations (i) reflected or otherwise adequately reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of June 30, 2021 or in the consolidated financial statements of the Company and its Subsidiaries included in the Company

SEC Reports filed prior to the date of this Agreement or described in the notes thereto; (ii) arising pursuant to this Agreement or the Related Agreements or incurred in connection with the Transactions; (iii) incurred in the ordinary course of business consistent with past practice on or after June 30, 2021; or (iv) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Listing and Maintenance Requirements. The Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NYSE, and the Company has taken no action designed to (or which, to the Knowledge of the Company, is reasonably likely to) have the effect of, terminating the registration of the Class A Common Stock under the Exchange Act or delisting the Class A Common Stock from NYSE, nor has the Company received any notification that the SEC or NYSE is contemplating terminating such registration or listing.

SECTION 3.07. Compliance with Laws.

(a) Since January 1, 2020, the Company and each of its Subsidiaries has been in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and since, January 1, 2020, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, rights, employees, business or operations are or were bound or affected, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect or subject to renewal in the ordinary course of business; (ii) the Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2020, (A) neither the Company nor any of its Subsidiaries has received written notice, or, to the Knowledge of the Company, oral notice from any Governmental Entity alleging any conflict with or breach of any such Governmental Authorization which remains unresolved and (B) no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened.

(b) Since January 1, 2020, the Company, each of its Subsidiaries, each of its and their respective directors and officers, and to the Company’s Knowledge, each of its and their respective employees, and agents, and all other Persons acting on its or their behalf, in each case in their capacity as such, is and has been in material compliance with Anti-Corruption Laws. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020, none of the Company, any of its Subsidiaries, any of its or their respective officers or directors, or to the Company’s Knowledge, each of its and their respective agents, employees or other Persons acting on their behalf, in each case in their capacity as such, has, directly or indirectly,

(i) been charged with or convicted of violating any Anti-Corruption Laws; (ii) received any written notice, request or citation, or been made aware in writing of any allegation, investigation (formal or informal), inquiry, action, charge or other Legal Proceeding with regard to a potential violation of any Anti-Corruption Law; (iii) established or maintained any unrecorded or improperly recorded fund of corporate monies or other properties or assets or made any false entries on any books of account or other record for any purpose in violation of any Anti-Corruption Laws; (iv) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to government officials or government employees in violation of any Anti-Corruption Laws; (v) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or government employees in violation of any Anti-Corruption Laws; or (vi) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any Anti-Corruption Laws. The Company and each of its Subsidiaries have developed and implemented an anti-corruption compliance program that includes internal controls and policies and procedures designed to reasonably promote compliance with all applicable Anti-Corruption Laws.

(c) Since January 1, 2020, none of the Company, its Subsidiaries, or any of their respective officers, directors, employees, agents, nor any other Person acting on their behalf, has violated, in any material respect, an applicable Law relating to economic or trade sanctions Laws, export, reexport, transfer, and import control Laws, or antiboycott Laws administered or enforced by a Governmental Entity, including the U.S. government (such as those administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Internal Revenue Service of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Trade Control Laws”). Since January 1, 2020, neither the Company, nor any of its Subsidiaries has (i) received from any Governmental Entity any written or, to the Company’s Knowledge, oral notice, inquiry, or internal or external allegation related to Trade Control Laws; (ii) made any voluntary or involuntary disclosure to a Governmental Entity related to Trade Control Laws; or (iii) conducted any material internal investigation concerning any actual or potential violation or wrongdoing related to the Trade Control Laws. None of the Company, its Subsidiaries, or, to the Company’s Knowledge, any of their respective officers, directors, employees, agents, nor any other Person acting on their behalf, is a Person (A) that is organized, located or resident in a country or territory with which dealings are broadly prohibited under comprehensive U.S. sanctions (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria); (B) with whom dealings are restricted or prohibited by, or are sanctionable under, any applicable economic or trade sanctions Law; (C) engaged in any unlawful transaction, directly or, knowingly, indirectly, with any Person who is the target of any economic or trade sanctions Law; or (D) that is owned or controlled, directly or indirectly, by any Person identified in (A), (B), or (C).

SECTION 3.08. Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each of the Company and its Subsidiaries has duly and timely filed (taking into account valid extensions) all Tax Returns required to be filed by any of them and each such Tax

Return is true, correct and complete, and the Company and each of its Subsidiaries has timely and properly paid and remitted, or has adequately reserved and accrued (in accordance with GAAP on the appropriate financial statements) for the payment and remittance of, all Taxes (whether or not shown as due on any such Tax Return) that are required to be paid or remitted by any of them (including any Taxes required to be withheld or collected in connection with any amounts paid or owing to any Person);

(b) no audits, investigations, proceedings, actions or other examinations with respect to Tax Returns or Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing;

(c) the Company is not and has not been within the time period specified in Section 897(c)(1A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder; and

(d) none of the Company or any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

SECTION 3.09. Employees. Neither the Company nor any of its ERISA Affiliates maintains, sponsors or contributes to or is obligated to maintain, sponsor or contribute to, or has ever maintained, sponsored, or contributed to, or been obligated to maintain, sponsor or contribute to, (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (ii) any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company nor any of its ERISA Affiliates provides or has ever provided, or is obligated to provide or has ever been obligated to provide, retiree or other post-termination medical or welfare benefits, except as required by Law.

SECTION 3.10. Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all of the Company Registered Intellectual Property free and clear of all Liens other than Permitted Liens. Each item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable.

(b) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect, (i) since January 1, 2020, the Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property (other than Trade Secrets that the Company, in its business judgment, decided to no longer protect as confidential) and, (ii) to the Knowledge of the Company, there has been no material unauthorized disclosure of any material Trade Secrets included in the Company Intellectual Property to any third party, except for any Trade Secrets whose disclosure would not reasonably be expected to material to the Company and its Subsidiaries, taken as a whole.

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, (i) none of the Company Intellectual Property is subject to any judgment, injunction, settlement or order adversely affecting the use thereof or rights thereto by the Company and its Subsidiaries; (ii) there is no opposition or cancellation Legal Proceeding pending against the Company and its Subsidiaries concerning the ownership, validity, or enforceability of any Company Registered Intellectual Property; (iii) since January 1, 2020, neither the Company nor any of its Subsidiaries has made any written allegation against a third party of any infringement or misappropriation, or other violation of any material Company Intellectual Property; and (iv) since January 1, 2020, neither the Company nor its Subsidiaries has received any written notice alleging that any of the operation of their businesses or any use of the Company Intellectual Property, Software or other technology infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property of any other Person.

(d) Notwithstanding anything in this Agreement to the contrary, this Section 3.10 sets forth the sole and exclusive representations and warranties of the Company relating to Intellectual Property.

SECTION 3.11. Legal Proceedings. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

SECTION 3.12. Related Party Transactions. Except for compensation and other employment arrangements entered into in the ordinary course of business consistent with past practice, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer but not including any wholly owned Subsidiary) thereof, or any stockholder that, to the Knowledge of the Company, beneficially owns 5% or more of the Class A Common Stock, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

SECTION 3.13. No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in ARTICLE IV, the Company hereby acknowledges that neither the Investor nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Investor or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives.

ARTICLE IV

Representations and Warranties of the Investor

The Investor represents and warrants to the Company:

SECTION 4.01. Organization. Investor is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization.

SECTION 4.02. Authority. Investor has the requisite corporate power and authority to (a) execute and deliver this Agreement and the Related Agreements; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements by Investor, the performance by Investor of its covenants and obligations hereunder, and the consummation of the Transactions, have been duly authorized and approved by all necessary action on the part of Investor and no additional actions on the part of Investor are necessary to authorize the execution and delivery of this Agreement and the Related Agreements by Investor, the performance by Investor of its respective covenants and obligations hereunder, and the consummation of the Transactions. This Agreement and the Related Agreements have been duly executed and delivered by Investor and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of Investor, enforceable against Investor in accordance with their terms, subject to the Enforceability Exceptions.

SECTION 4.03. Non-contravention. The execution and delivery of this Agreement and the Related Agreements by Investor, the performance by Investor of its covenants and obligations hereunder and thereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the organizational documents of Investor; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Investor is a party; (c) violate or conflict with any Law applicable to Investor or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Investor, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions.

SECTION 4.04. Government Filings. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the Related Agreements by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, be material to the Investor’s ability to consummate the Transactions.

SECTION 4.05. Purchase for Investment. The Investor acknowledges that the Preferred Shares have not been registered under the Securities Act or under any state or other applicable securities laws. The Investor (a) acknowledges that it is acquiring the Preferred Shares (and the Conversion Shares) pursuant to an exemption from registration under the Securities Act solely for investment, and with no present intention or view to distribute any of the Preferred Shares (or the Conversion Shares) to any Person in violation of the Securities Act,

(b) will not sell or otherwise dispose of any of the Preferred Shares or the Conversion Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable state securities laws, (c) is knowledgeable, sophisticated and experienced in financial and business matters, fully understands the limitations on transfer and the restrictions on sales of such Preferred Shares and Conversion Shares and is able to bear the economic risk of its investment and afford the complete loss of such investment and (d) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

SECTION 4.06. Independent Investigation. Without limiting the representations and warranties of the Company in ARTICLE III, the Investor (a) is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, (b) has consulted with its own advisors concerning such matters, and (c) shall be responsible for making its own independent investigation and appraisal of the Transactions.

SECTION 4.07. Private Placement Consideration. The Investor understands and acknowledges that: (a) its representations and warranties contained herein are being relied upon by the Company as a basis for availing itself of such exemption and other exemptions under the securities Laws of all applicable states and for other purposes, (b) no U.S. state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Preferred Shares or any recommendation or endorsement thereof and (c) the Preferred Shares are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under applicable securities Laws such Preferred Shares (and the Conversion Shares) may be resold without registration under the Securities Act only in accordance with an exemption therefrom.

SECTION 4.08. No Broker. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Investor or any of its Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission for which the Company would be responsible in connection with the Transactions.

SECTION 4.09. No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in ARTICLE III, the Investor hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty, at law or in equity, with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its Representatives, in each case, in order to induce Investor to purchase the Preferred Shares. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Investor or any of its respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in ARTICLE III, any oral or written information presented to Investor or any of its respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions, in each case, in order to induce Investor to purchase the Preferred Shares.

ARTICLE V

Additional Agreements

SECTION 5.01. Public Announcements. The Company and Investor shall consult with each other before issuing, and give each other the opportunity to review and comment upon any press release or other public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the other party’s prior written consent (which shall not be unreasonably, withheld, conditioned or delayed), except (a) as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible) or (b) such public statements principally directed to employees, suppliers, customers, partners or vendors that reconvey previous press releases or public statements.

SECTION 5.02. Corporate Action. At any time that any Preferred Shares are outstanding, the Company shall at all times take all lawful action to reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common Stock, the full number of shares of Class A Common Stock then issuable upon conversion of the Preferred Shares. All shares of Class A Common Stock delivered upon conversion of the Preferred Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien (other than generally applicable restrictions on transfer under applicable securities Laws and restrictions contemplated under the Investor Rights Agreement).

SECTION 5.03. NYSE Listing of Shares. The Company shall promptly apply to cause the Conversion Shares to be approved for listing on NYSE, subject to official notice of issuance. The Company shall not voluntarily delist the Class A Common Stock from NYSE. In the event that the Class A Common Stock is delisted from NYSE, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to have such shares of Class A Common Stock to be promptly listed for trading on any of Nasdaq, NYSE or any other United States national securities exchange.

SECTION 5.04. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

SECTION 5.05. Certain Tax Matters.

(a) The Company and the Investor acknowledge and agree that for U.S. federal income Tax purposes:

(i) the Series A Preferred Stock is not “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations promulgated thereunder;

(ii) no dividend shall be treated as accruing with respect to any Series A Preferred Stock held by the Investor unless and until any amount is distributed in cash with respect to the Series A Preferred Stock;

(iii) the Series A Preferred Stock shall not be treated as having been issued with a “redemption premium” or with a difference between “redemption price” and “issue price,” in each case, treated (or to be treated) as a constructive distribution (or series of constructive distributions) under Section 305(c) of the Code, Treasury Regulations Section 1.305-5 and/or Treasury Regulations Section 1.305-7; and

(iv) the conversion of the Series A Preferred Stock into Conversion Shares shall be treated as a transaction pursuant to which no gain or loss is recognized.

Except as otherwise required by a binding change in Law after the date hereof or a contrary “determination” as defined in Section 1313(a) of the Code, the Investor and the Company shall take no position inconsistent with the treatment described in this Section 5.05(a) on any Tax Return, in any Tax Proceeding or otherwise. In the event that the Company receives notice in writing or otherwise in the context of a pending or threatened Tax Proceeding from any Governmental Entity that any Tax treatment described in this Section 5.05(a) is or will be challenged by any Governmental Entity or otherwise raised as an issue by any Governmental Entity in connection with any claim, audit, investigation, examination, assessment, suit, action, proceeding, or other dispute (each, a “Tax Proceeding”), (x) the Company shall promptly provide written notice thereof to the Investor and (y) the Company shall control the defense of any such challenge or claim; provided, however, that the Investor shall be entitled to participate in (but not control the conduct of), at its own expense, the defense of any such challenge or claim at its written election and the Company shall (and shall cause its counsel to) consult with, and provide information to, the Investor as it reasonably requests in connection with any such challenge or claim, and the Company shall not settle or compromise such challenge or claim without the Investor’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(b) The Company shall pay any and all documentary, stamp and similar issue or transfer Tax (“Transfer Tax”) due on the issue of the Series A Preferred Stock or any Conversion Shares issued upon the conversion of any shares of Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Company shall not be required to pay any such Transfer Tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance or delivery unless and until the Person requesting such issuance or delivery has paid to the Company the amount of any such Transfer Tax or has established, to the satisfaction of the Company, that such Transfer Tax has been paid or is not payable.

(c) In the event that any cash dividend is declared in respect of the Series A Preferred Stock or a binding change in Law or a “determination” (as defined in Section 1313(a) of the Code) requires any amounts in respect of the Series A Preferred Stock to be treated as a dividend for U.S. federal income Tax purposes, the Company shall reasonably cooperate with the Investor to mitigate or eliminate any applicable withholding Tax and provide the Investor with a reasonable opportunity (x) to provide additional information to mitigate or eliminate any applicable withholding Tax and/or (y) to apply for an exemption from, or a reduced rate of, any applicable withholding Tax.

ARTICLE VI

Survival; Remedies

SECTION 6.01. Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. None of the representations and warranties made herein shall survive the Closing, except for the Fundamental Representations, which shall survive the Closing and expire and terminate at 11:59 p.m. New York City time on the date that is twelve (12) months after the date hereof; provided, however, that the foregoing shall not limit any claim of, or recourse for, Fraud with respect to any such representation or warranty. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the parties hereto that the expiration dates and survival periods set forth in this Section 6.01 supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

SECTION 6.02. Limitation on Damages. Notwithstanding any other provision of this Agreement, no party shall have any liability to the other for breach of this Agreement in excess of the Purchase Price, and no party shall be liable for any speculative, consequential, special or punitive damages with respect to a breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit any claim or recourse under or in connection with any Related Agreement.

SECTION 6.03. Non-Recourse This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are signatories hereto, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Company against the Investor or any Affiliate thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party in connection with this Agreement.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, or electronic mail (which is confirmed), or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Company:

RingCentral, Inc.

20 Davis Drive

Belmont, CA 94002

Attn:	John Marlow, Chief Administrative Officer, General Counsel and

Senior Vice President of Corporate Development

Email:	johnm@ringcentral.com

with a copy (which copy alone shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

United States

Attn:	Jeffrey D. Saper
Email:	jsaper@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

United States

Attn:	Mark Baudler & Rich Mullen
Email:	mbaudler@wsgr.com & rich.mullen@wsgr.com

(b)	If to the Investor:

Searchlight II MLN, L.P.

c/o Searchlight Capital Partners, L.P.

745 Fifth Avenue, 27th Floor

Attn:	Nadir Nurmohamed
Email:	nnurmohamed@searchlightcap.com

with a copy (which copy alone shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:	Steven A. Cohen

Victor Goldfeld

Email:	SACohen@wlrk.com

VGoldfeld@wlrk.com

SECTION 7.02. Amendments, Waivers, etc. This Agreement may be amended or waived if, and only if, such amendment is in writing and signed by both parties or such waiver is in writing and signed by the party against whom such waiver shall be enforced. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance.

SECTION 7.03. Counterparts and Facsimile. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

SECTION 7.04. Further Assurances. Each party hereto shall execute and deliver after the date hereof such further certificates, agreements and other documents and take such other actions as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to consummate or implement the Transactions.

SECTION 7.05. Governing Law; Arbitration; Waiver of Jury Trial.

(a) This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, or be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in connection with this Agreement (the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, including its statutes of limitations, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws that would result in the application of any such other law. For the avoidance of doubt, neither the U.N. Convention on Contracts for the International Sale of Goods nor any international treaties that would require the application of the laws of any jurisdiction other than the State of Delaware shall be applicable to any Relevant Matter.

(b) Any dispute, claim, or cause of action (whether based on contract, tort, or otherwise) that may result from, arise out of, be in connection with or relating to any Relevant Matters shall be finally settled by binding arbitration in New York, New York and shall be administered by the Judicial Arbitration and Mediation Services, Inc. pursuant to its Comprehensive Arbitration Rules and Procedures then in effect by three arbitrators, with each of the Company and the Investor being entitled to appoint one arbitrator, and the third arbitrator to be nominated by such first two arbitrators (or, if such an agreement is not reached, with the third arbitrator (and any other arbitrator that a party fails to appoint) being appointed in accordance with such Rules). The language of the arbitration shall be English and all written materials in connection with such arbitration, including but not limited to all pleadings and evidence, shall be in the English language. The arbitrators shall apply the laws of the State of Delaware to the merits of any such dispute, claim, or cause of action (whether in contract, tort, or statute) in accordance with Section 7.05(a). The arbitrators shall have the power to decide all questions of arbitrability. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding. At the request of either party, the arbitrators will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The award must be in writing and state the reasons on which it is based. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary in this Section 7.05(b), any party hereto may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief without breach of this Section 7.05(b) and without any abridgment of the powers of the arbitrators in the event of acts or breaches of this Agreement that such party believes may cause irreparable harm or with respect to which such party believes monetary damages would not provide adequate compensation.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, OR ANY OTHER RELEVANT MATTER.

(d) The arbitrators may award to the prevailing party, if any, as determined by the arbitrators, its reasonable costs and fees incurred in connection with any arbitration or related judicial proceeding hereunder. Cost and fees awarded may include, without limitation, administrative fees, arbitrator fees, attorneys’ fees, expert fees, witness fees, court costs, travel expenses, and out-of-pocket expenses (including, without limitation, such expenses as copying, telephone, facsimile, postage, and courier fees).

SECTION 7.06. Specific Performance. The parties acknowledge and agree that (i) irreparable damage would occur in the event of any breach or threatened breach by the other party of this Agreement, (ii) monetary damages, even if available, would not be an adequate remedy, (iii) the non-breaching party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (iv) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

SECTION 7.07. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company on or prior to the date hereof, or (ii) filed or furnished to the SEC at least two (2) Business Days prior to the date hereof. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 7.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect to the extent that the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

SECTION 7.09. No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, except as set forth in Section 6.03, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the Transactions.

SECTION 7.10. Assignment. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by either of the parties without the prior written consent of the other party, except that the Investor may transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates at any time.

SECTION 7.11. Acknowledgment of Securities Laws. The Investor hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company or its securities, that the United States securities Laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

SECTION 7.12. Disclosure Schedule References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Disclosure Schedules shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure.

SECTION 7.13. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by Law or otherwise afforded to any holder, shall be cumulative and not alternative.

SECTION 7.14. Entire Agreement. This Agreement (including the Exhibits hereto), together with the Related Agreements, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement as of the day and year first above written.

SEARCHLIGHT II MLN, L.P.

By	/s/
Name:	Andrew Frey
Title:	Authorized Person

IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement as of the day and year first above written.

RINGCENTRAL, INC.

By	/s/
Name:	John Marlow
Title:	Chief Administrative Officer